 Moody National REIT II, Inc. POS AM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Moody National REIT II, Inc.

We consent to the use of our report dated January 12, 2015, with respect to the consolidated balance sheet of Moody National REIT II, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, equity and cash flows for the period from July 25, 2014 (date of inception) through December 31, 2014 included herein, and our report dated December 30, 2015, with respect to the balance sheets of Mueller Hospitality, LP as of September 30, 2015 and December 31, 2014 and the related statements of operations, owners’ equity, and cash flows for the nine months ended September 30, 2015 and the year ended December 31, 2014, included in the Form 8-K/A of Moody National REIT II, Inc. filed with the Securities and Exchange Commission on December 30, 2015 a copy of which is included as an exhibit to Supplement No. 9 contained within Post-Effective Amendment No. 2 to the Registration Statement on Form S-11, as amended, and to the reference to our firm under the heading “Experts” in the Registration Statement, as amended, and related Prospectus.

Atlanta, Georgia

January 15, 2016

/s/ Frazier & Deeter, LLC